Exhibit 6.4

SHARE PURCHASE AGREEMENT

by and between

GenTech Holdings Inc.

"Purchaser" Or "GTEH” and

TORQUE LIFESTYLE BRANDS, INC.,

"Seller" or "TQLB"

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the "Agreement") made and entered into the 1st day of September, 2021 (the "Execution Date"), by and between TQLB Holdings, Inc., a Colorado corporation ("TQLB" or the "Seller"), and GenTech Holdings, Inc., a Colorado corporation ("GTEH" or “Purchaser"). The Purchaser and the Seller are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties".

BACKGROUND:

WHEREAS, the Seller is the owner of all of the issued and outstanding shares of common stock of American Metabolix, Inc., a Colorado corporation (the "Company"), a company that operates a nutritional supplements company (the "Business"); and

WHEREAS, Purchaser and the Seller believe it will be beneficial for each of the Seller and the Purchaser and their respective shareholders to transfer the shares of the Company from Seller to Purchaser in accordance with the terms and provisions of this Agreement; and

WHEREAS, all provisions, obligations, and rights expounded within this agreement are conditioned upon and operate solely under the assumption that the Seller and Purchaser have entered into a business arrangement, and acting without duress, have executed this Agreement freely and willfully with the intention of committing to the business venture as set forth below and hereby express their desires to be held to the requirements, obligations, and rights set hereunder.

IN CONSIDERATION of the provisions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the Parties agree as follows:

I.	PURCHASE AND SALE
a.	Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, and conditions set out in this Agreement, the Seller hereby sells 100 shares of common stock of the Company such being all of the issued and outstanding shares of the Company (the “Shares”) for $1,300,000 payable as follows: (i) $500,000 at closing through a wire transfer of immediately available funds from the Purchaser to the Seller (the “Cash Portion”); (ii) $400,000 through the Purchaser’s assumption of a promissory note in the original principal amount of $800,000, dated January 5, 2021 and payable by the Seller to Sansatus Group, LLC (“Sensatus”) which note has a remaining balance due of $400,000 (the “Sensatus Note”); and (iii) $400,000 through the Purchaser’s issuance of a $400,000 Promissory Note to the Seller substantially in the form annexed hereto (the “Purchase Note”).

b.	The Parties agree to cooperate in the filing of all sections under the Internal Revenue Code and under any other applicable taxation legislation both Federal, State and Local.

c.	Each Party shall be responsible for any taxes assessed on such party of any kind, including state and local sales taxes, if any, arising from or in connection with the transaction contemplated hereunder. Each Party hereby indemnifies the other party from and against any liability, loss, expense, interest, and penalties in connection therewith.

II.	Closing

The closing of the transactions contemplated by this Agreement (the "Closing") will occur as soon as is practicable after the satisfaction of the conditions thereto as set forth herein. The Closing shall take place through an exchange of consideration and documents using wire transfers, overnight courier services, electronic mail, and/or facsimile transmission on the date hereof and shall be effective upon delivery of the closing deliverables set forth herein.

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a.	Closing Deliverables by Seller. At the Closing, the Seller will deliver to Purchaser the following:
i.	The certificate for the Shares duly endorsed for transfer:
ii.	a copy of resolutions duly adopted by the authorized governing body of Seller authorizing and approving the transactions contemplated hereby, Seller's performance of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the other documents described herein to which Seller is a party, certified by an appropriate officer of Seller;
iii.	a certificate of an officer of the Seller that the representations and warranties of the Seller set forth herein are true and correct on the date of the Closing;
iv.	access by the Purchaser to the assets of the Company, and;
v.	any other instruments or documents that this Agreement may require or as the Purchaser reasonably deems necessary to affect the transactions contemplated hereby.

b.	Closing Deliveries by the Purchaser. At the Closing, the Purchaser will deliver to Seller each of the following:
i.	the Cash Portion;
ii.	Documentation, reasonably satisfactory to the Seller, of the Purchaser’s assumption of the Sensatus Note and with written acknowledgement from Senatus that the Seller is fully released from all liability under the Sensatus Note;
iii.	The Purchase Note:
iv.	a copy of resolutions duly adopted by the authorized governing body of Purchaser authorizing and approving the transactions contemplated hereby, Purchaser's performance of the transactions contemplated hereby and the execution, delivery and performance of this Agreement and the other documents described herein to which Purchaser is a party, certified by an appropriate officer of the Seller; and
v.	a certificate of an officer of the Seller that the representations and warranties of the Seller set forth herein are true and correct on the date of the Closing.

III.	REPRESENTATIONSAND WARRANTIES OF THE PARTIES
a.	Seller's Representations and Warranties. The Seller represents and warrants to the Purchaser that:
i.	The Seller is the absolute beneficial owner of the Shares in fee simple absolute and is entitled to transfer the Shares to the Purchaser.
ii.	The assets of the Company, as set forth on Schedule A hereto (the “Purchased Assets”) are free and clear of any liens, charges, encumbrances, or rights of others except as are set forth on Schedule A, and Seller exclusively entitled to dispose of the Shares upon execution of this Agreement.

iii.	There has been no act or, to the best of Seller's knowledge, omission by the Seller that would give rise to any valid claim relating to a commission, finder's fee, or other similar payment.
iv.	The Seller is a resident of the United States for the purposes of the Internal Revenue Code.
v.	The Seller has no knowledge that any representation or warranty given to the Purchaser in this Agreement is inaccurate or false.
vi.	The representations and warranties given in this Agreement are the only representations and warranties; no other representation or warranty, either express or implied, has been given by the Seller to the Purchaser.
vii.	The Seller warrants to the Purchaser that each of the representations and warranties made by it is accurate and not misleading as of the Closing Date. The Seller acknowledges that the Purchaser is entering into this Agreement in reliance on each warranty and representation.
viii.	The Seller's representations and warranties will survive the Closing Date of this Agreement.
ix.	Seller and the Company are each a corporation duly organized and in good standing under the laws of the State of Colorado and Seller has power and authority to execute this Agreement and to affect the transactions contemplated hereby.
x.	The Company is duly organized under the laws of the state of its incorporation and has qualified as a foreign corporation in each state where the nature of its properties or business makes such qualification appropriate.
xi.	The Company is in good standing under the laws of its state of incorporation and has no outstanding tax liabilities.
xii.	The Company is not in breach of any material contract to which it is a party.

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b.	Purchaser's Representations and Warranties. The Purchaser represents and warrants to the Seller the following:
i.	The Purchaser has means available to pay the Purchase Price and any expenses accumulated by the Purchaser in connection with this Agreement and the Purchaser has not incurred any obligation, commitment, restriction, or liability of any kind, absolute or contingent, present or future, which would adversely affect its ability to perform its obligations under this Agreement.
ii.	The Purchaser has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an acquisition of the Shares and the Purchased Assets. The Purchaser has been given the opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, the Seller and its respective representatives concerning the term and conditions of the sale of the Shares.
iii.	The Purchaser is duly organized and in good standing under the laws of the State of Colorado and has full power and authority to enter into this agreement and affect the transactions contemplated hereby.
iv.	The Purchaser has not committed any act or, to the best of Purchaser's knowledge, omission that would give rise to any valid claim relating to a commission, finder's fee, or other similar payment.
v.	The Purchaser is a resident of the United States for the purposes of the Internal Revenue Code.
vi.	Immediately after giving effect to the transactions contemplated hereby, the Purchaser shall be solvent and shall: (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on its businesses.
vii.	This Agreement has been duly executed by the Purchaser and constitutes a legal and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy and insolvency, by other laws affecting the rights of creditors generally, and by equitable remedies granted by a court of competent jurisdiction.
viii.	The Purchaser has all necessary power, authority, and capacity to execute and deliver this Agreement and to carry out the Purchaser's obligations hereunder. All actions on the part of the Purchaser required for the lawful execution and delivery of this Agreement and the performance of the Purchaser's obligations hereunder, have been or will be effectively taken prior to the Closing. Upon its execution and delivery, this Agreement will be the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.
ix.	The Purchaser has no knowledge that any representation or warranty given by the Seller in this Agreement is inaccurate or false.
x.	The representations and warranties given in this Agreement are the only representations and warranties; the Purchaser has given no other representation or warranty, either express or implied, to the Seller.
xi.	The Purchaser warrants to the Seller that each of the representations and warranties made by the Purchaser is accurate and not misleading at the date of Closing. The Purchaser acknowledges that the Seller is entering into this Agreement in reliance on each warranty and representation.
xii.	The execution and delivery of this Agreement and the performance by the Purchaser of the Purchaser's obligations hereunder will not violate any statute, rule, regulation order or restriction of any domestic or foreign government or any instrumentality or agency thereof. No government orders, permissions, consents, approvals, or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the sale of the Purchased Assets as contemplated in this Agreement. Purchaser has complied with all laws, rules, and regulations of all state, federal, and local governments and the Purchaser has not received any notice from any government or authority of any violation of any laws.
xiii.	Purchaser has had every opportunity to conduct Due Diligence and investigate the books, records and financial information and has verified such Due Diligence to Purchaser's satisfaction. Purchaser has had every opportunity to engage legal and tax counsel concerning the transaction and Purchaser is engaging in the transaction voluntarily based upon Purchaser's independent judgement and evaluation.

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xiv.	Purchaser is aware that Seller has certain obligations to Sensatus outside of the Sensatus Note under the agreement between the Seller and Sensatus whereunder Seller acquired the Company and Purchaser covenants to Seller that it will honor such agreements and hold Seller harmless and indemnify Seller to the fullest extent permitted by law against any liabilities thereunder that arise after the Closing under this agreement.
xv.	Purchaser is fully aware that there is no guarantee that the transaction will result in a success for Purchaser. Purchaser acknowledges that there are many intangible factors that are responsible for the success of Purchaser, including, but not limited to, Purchaser's level of technical skills, Purchaser's ability to communicate to both customers and staff, Purchaser's desire to succeed, the level of teamwork that exists with the present office staff, Purchaser's promotional skills, Purchaser's management skills, the existing competition within the industry, and the existing economic climate. Purchaser is fully aware that the purchase of the Purchased Assets, with there being no guarantee that these intangibles shall continue to remain the same. Purchaser acknowledges that Purchaser's success will be entirely dependent upon Purchaser's skills along with external factors that cannot be controlled. As such, Purchaser acknowledges that this purchase entails risks that are beyond Seller's control and Purchaser accepts the responsibility and results of this risk.
xvi.	The Purchaser's representations and warranties will survive Closing.

IV.	CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES
a.	Confidentiality. Limited only by the obligations of each of the Seller and the Purchaser as a publicly traded company, until five (5) years after the Purchase Price is paid, the Purchaser and Seller shall and shall each cause their respective affiliates, officers, directors, employees agents and advisors to keep confidential all information received in connection with the transaction contemplated hereby, other than information required to be disclosed in a judicial or administrative proceeding or by law after giving the other party as much advance notice of the possibility of such disclosure as practicable so that the other party may attempt to protect against such disclosure (and in such case, only that portion of the information that is legally required to be disclosed shall be disclosed).

b.	Bargained for Consideration. The Seller and the Purchaser recognize that the covenants of Seller and the Purchaser contained in this Article III are part of the bargained-for consideration associated with the transactions contemplated by this Agreement.

c.	Non-Solicitation. The Seller agrees that any attempt to encourage or induce agents or contractors to leave their jobs with the Purchaser would be harmful and damaging to the Purchaser. Except as otherwise provided herein, the Seller further agrees that any attempt on the part of the Seller to interfere with the Purchaser's relationship with agents, contractors, vendors', or service providers of the Purchaser's business would be harmful and damaging to the Purchaser.

d.	The Seller agrees that for a period of three (3) years (the "Restricted Period") the Seller will not in any way directly or indirectly:

i.	induce or attempt to induce any employee, director, agent, contractor, or other service provider of the Purchaser to quit employment or retainer with the Purchaser;
ii.	otherwise interfere with or disrupt the Purchaser's relationship with its employees, directors, agents, contractors, or other service providers;
iii.	discuss employment opportunities or provide information about competitive employment to any of the Purchaser's employees, directors, agents, contractors, or other service providers; or
iv.	solicit, entice, or hire away any employee, director, agent, contractor, or other service provider of the Purchaser.

e.	Notwithstanding anything contained herein to the contrary, the Purchaser acknowledges and agrees that the Seller shall continue to operate the Business, or any other companies affiliated with the Business, in ordinary course after the Closing. The Purchaser further acknowledges and agrees that the Seller and Seller's affiliates have existing relationships with certain contractors, suppliers and vendors all of which shall continue in full force and effect after the Closing and which shall not be deemed a violation of the non-solicitation covenant described herein. Purchaser further acknowledges that none of Seller's employees are being acquired by Purchaser as part of this transaction and that only the Purchased Assets identified in Section I.A(I) are included.

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f.	Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties' subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties' subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties' subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.
g.	If any covenant contained in this Agreement, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall be given full effect, without regard to the invalid portions. If any covenant contained in this Agreement, or any part thereof, is held to be unenforceable because of the duration of such covenant or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.
h.	In the event of a breach or threatened breach by the Purchaser of Purchaser's obligations under Section III(1) (Confidentiality). Purchaser hereby acknowledges and stipulates that Seller and Seller's principals shall not have an adequate remedy at law, shall suffer irreparable harm, and, therefore, it is mutually agreed and stipulated by the Parties hereto that, in addition to any other remedies at law or in equity which Seller may have, Seller shall be entitled to obtain in a court of law and/or equity, against Purchaser: (i) a temporary and/or permanent injunction restraining Purchaser from a further violation or breach of such covenants, (ii) as liquidated damages and not a penalty, for violating Section III(]) a sum equal to $1,000.00 per day for each day the violation or breach of such covenant exists.
i.	The liquidated damages provided for herein shall be cumulative and joint and several and, with respect to these liquidated damages, the parties hereto acknowledge and stipulate that it is impossible to determine with any reasonable accuracy the amount of prospective damages to Seller upon breach of a covenant contained herein, and that the damages set forth herein are reasonable, and not a penalty, based upon the facts and circumstances of the parties at the time of entering into this Agreement, and with due regard to future expectations. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be excessively broad as to duration, geographical scope or activity, such provisions shall be construed as limiting and reducing it as determined by a court or competent jurisdiction and shall be enforceable to the extent compatible with applicable law.

V.	SURVIVAL; INDEMNIFICATION
a.	Survival. Except as otherwise provided herein, the representations, warranties and covenants of the Seller and the Purchaser contained in this Agreement will survive the Closing for six (6) months. The indemnification covenants shall survive for a period of two (2) years.
b.	Indemnification by Purchaser. From and after the Closing Date, the Purchaser shall defend, indemnify, and hold harmless the Seller and their members, managers, officers, employees and agents (collectively, the "Seller Indemnified Parties") from and against any and all claim, loss, or damage incurred by or asserted against any of the Seller Indemnified Parties in connection with or arising from (a) any breach by the Purchaser of its covenants and agreements contained herein or in any certificate, document, Exhibit, or Schedule delivered pursuant to this Agreement; (b) any breach by the Purchaser of its representations and warranties contained herein or in any certificate, document, Exhibit, or Schedule delivered pursuant to this Agreement; (c) an act or omission related to Purchaser's operation of its business after Closing; or (d) any claim, action or proceeding asserted or instituted by a third party, to the extent arising from or related to the Purchased Assets.
c.	Indemnification by the Seller. From and after the Closing Date, the Seller shall defend, indemnify and hold harmless the Purchaser and its members, managers, affiliates, officers, employees and agents (collectively, the "Purchaser Indemnified Parties") from and against any and all claim, loss, or damage incurred by or asserted against any of the Purchaser Indemnified Parties in connection with or arising from

(a) any breach by any Seller of their covenants and agreements contained herein or in any certificate, document, Exhibit, or Schedule delivered pursuant to this Agreement; or (b) any breach by any Seller of their representations and warranties contained herein, or in any certificate, document, Exhibit, or Schedule delivered pursuant to this Agreement.

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d.	Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, whether pursuant to an action or some other matter (a "Claim"), the party entitled to indemnification (the "Indemnified Party") shall provide prompt written notice of such Claim to the other party (the "Indemnifying Party"); provided, however, that the failure to provide prompt written notice shall affect the rights of the applicable Indemnified Party only if and to the extent such failure has a materially prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Claim. In connection with any Claim giving rise to indemnity hereunder by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Claim, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Claim, the Indemnified Party may, but shall not be obligated to, defend against such Claim in such manner as it may deem appropriate, including , but not limited to, settling such Claim, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Claim without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

VI.	Limitations on Indemnification. Notwithstanding anything in this Agreement to the contrary, the right of the Purchaser Indemnified Party to indemnification pursuant to this Article is limited as follows:
a.	The Seller will not be required to indemnify the Purchaser Indemnified Party in respect of any Losses for which indemnity is claimed unless and until the aggregate amount of all Losses subject to indemnification exceeds Fifteen Thousand Dollars ($15,000) (the "Basket"), in which case the Seller will be required to indemnify the Purchaser Indemnified Party for all losses from the first dollar.
b.	The aggregate maximum liability of Seller to any Purchaser Indemnified Party shall be limited to Two Hundred and Fifty Thousand Dollars ($250,000) in Losses (the "Cap").
c.	Losses. In no event shall any party be liable to any Indemnified Party for, and the term Losses shall not include, any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple. However, Losses may include attorney's fees awarded in any legal proceeding.

VII.	NOTICES. Any notices or deliveries required in the performance of this Agreement will be deemed completed when electronically delivered or hand-delivered, to the Parties at the addresses contained in this Agreement or as the Parties may later designate in writing.

VIII.	DISPUTES AND LIMITATION OF LIABILITY

a.	In the event a dispute arises out of or in connection with this Agreement, the Parties will attempt to resolve the dispute through friendly consultation.
b.	If the dispute is not resolved within thirty (30) days, then any and all outstanding issues may be submitted to mediation with a mediator certified by the Colorado Supreme Court and in accordance with the Colorado Rules for Certified and Court- Appointed Mediators. Mediation is to occur within ninety (90) days of election by a Party to mediate thedispute.
c.	If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the State of Colorado. The Parties agree to submit to the rules of either the American Arbitration Association or the National Arbitration Forum at the election of the complaining Party, or to other rules as may be agreed upon by the Parties. The Parties agree that the forum shall be any county in Colorado and that this Agreement, and all matters herein shall be controlled by the laws of the State of Colorado and the Rules of the chosen body to govern the arbitration. The arbitrator's award will be final, and judgment may be entered upon it by any court having jurisdiction within the State of Colorado.

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d.	Limitation of Liability. Except as prohibited by the governing law, in no event will either Party be liable to the other for any claim or cause of action requesting or claiming any incidental, consequential, special, indirect, punitive or reliance damages. Any claim or cause of action requesting or claiming such damages is specifically waived and barred, whether such damages were foreseeable or not or a Party was notified in advance of the possibility of such damages. Damages prohibited under this Agreement will include, without limitation, damage or loss of property or equipment, loss of profits, revenues or savings, cost of capital, cost of replacement services, opportunity costs and cover damages.
e.	The prevailing party in any dispute regarding this Agreement or non-payment of the Seller's note shall be entitled to recover its attorney's fees.

IX.	SEVERABILITY. The Parties acknowledge that this Agreement is reasonable, valid, and enforceable; however, if any part of this Agreement is held by a court of competent jurisdiction to be invalid, it is the intent of the Parties that such provision be reduced in scope only to the extent deemed necessary to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected or invalidated as a result.

X.	GENERAL PROVISIONS

a.	This Agreement will be governed by and construed in accordance with the laws of the State of Colorado as they are applied to agreements executed, delivered and to be performed entirely within the State of Colorado.
b.	This Agreement contains the entire agreement between the Parties. Statements or representations which may have been made by any Party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value to either Party. All other written agreements preceding this Agreement shall only be incorporated if attached as exhibits herein and expressly acknowledged under the attached Parties' Affidavit to Incorporate Documents. Only the written terms of this Agreement will bind the Parties.
c.	This Agreement may only be amended or modified by a written instrument executed by all of the Parties.
d.	A waiver by one Party of any right or benefit provided in this Agreement does not infer or permit a further waiver of that right or benefit, nor does it infer or permit a waiver of any other right or benefit provided in this Agreement.
e.	This Agreement is the result of the negotiations of the Parties and in the event of any dispute shall not be construed in favor or against any Party on the basis of it having memorialized the Agreement in writing.
f.	This Agreement will pass to the benefit of and be binding upon the Parties' respective heirs, executors, administrators, successors, and permitted assigns.
g.	The clauses, paragraphs, and sub paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.
h.	All of the rights, remedies and benefits provided in this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law orequity.
i.	For purposes of interpretation and timing, except where otherwise specified, time is of the essence in this Agreement.
j.	To facilitate execution, this Agreement may be executed in as many counterparts as may be required, and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts must be consistent and contain equal and identical attachments and incorporated agreements. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. Further, this Agreement may be executed by electronic signatures and such electronic signatures shall be deemed to be the original signatures of the parties.
k.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.

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XI.	Purchaser acknowledges and agrees that; (a) prior to Purchaser's acceptance of this Agreement and the Shares, Purchaser conducted all due diligence reviews, inspections and valuations of the Company and its operations and the assets set forth on Schedule A to be acquired to determine the suitability, acceptability, condition, operation and functionality of any and all items purchased hereunder, as Purchaser deemed necessary; (b) as of Closing, Purchaser accepts and approves the condition and suitability of the Company’s assets without further inspections; and (c) this Agreement and Purchaser's obligations hereunder are not contingent on any further due diligence inspections or valuations by Purchaser or its agents. Purchaser acknowledges and agrees that Seller and Seller's representatives do not represent, warranty or guaranty the condition of any of the Company’s assets, any specific production level, revenue or income amount, and Purchaser is not relying on any such representation, warranty or guaranty of Seller or Seller's representatives, but rather, on Purchaser's own inspection, review and analysis of the Company’s assets, books, records and financial data of the Seller and the Company and on Purchaser's professional skill, ability, knowledge and reputation in entering into this Agreement. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT AT CLOSING, SELLER TRANSFERS THE SHARES AND THEREBY TRANSFERS THE COMPNY’S ASSETS IN "AS IS, WHERE IS" CONDITION, WITHOUT REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE CONDITON OF SUCH ASSETS, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SELLER SHALL NOT BE RESPONSIBLE FOR ANY CONSEQUENTIALOR OTHER DAMAGES THAT MAY ARISE BY REASON OF ANY USE OR MALFUNCTION OR DEFECT IN ANY AND ALL OF THE COMPANY’S ASSETS.

XII.	Seller and Purchaser acknowledge that irreparable damage may occur if any of the obligations of Seller or Purchaser under this Agreement are not performed in accordance with their specific terms or are otherwise breached. Each of Purchaser and Seller will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other and to seek to specifically enforce the terms and provisions hereto, this being in addition to any other remedy to which Purchaser or Seller, as the case may be is entitled at law or in equity or otherwise.

XIII.	The Purchaser will be responsible for all costs and expenses incurred by the Purchaser and its affiliates in connection with the negotiation, preparation and entry into this Agreement and the consummation of the transactions contemplated hereby. The Seller will be responsible for costs and expenses incurred by the Seller in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby

XIV.	In the event that any action, suit or other proceedings is brought to enforce the covenants contained in this Agreement, the prevailing party in any such action, suit or other proceedings, shall be entitled upon demand to reimbursement from the non-prevailing party for all expenses (including, without limitation, reasonable attorneys' fees, disbursements and costs) incurred in connection with such action.

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XV.	Each Party hereto represents and warrants that he or it has received independent counsel and advice from his or its own independent counsel and tax, financial and other advisers, has made an independent investigation regarding the transaction contemplated, and has exercised his or its independent business judgment in electing to enter into this transaction, and each Party hereto is not relying on any implied or explicit representation, warranty, statement or other indication by the other parties hereto, except as explicitly stated in this Agreement and the Schedules, Exhibits and ancillary documents hereto.

IN WITNESS WHEREOF, we have set our hands as of the day and year first above written:

GENTECH HOLDINGS, INC.

By: /s/ Leonard K. Armenta

Leonard K. Armenta, President

TORQUE LIFESTYLE BRANDS, INC.

By: /s/ David Lovatt

David Lovatt, CEO

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PROMISSORY NOTE

September 1, 2021

$400,000.00

For Value Received, GENTECH HOLDINS INC. , a Colorado corporation with a business address located 11427 West I-70 Frontage Road North, Wheat Ridge, Colorado 80033 (the “Borrower”), promises to pay to the order of, TORQUE LIFESTYLE BRANDS, INC at 11427 West I-70 Frontage Road North, Wheat Ridge, Colorado 80033 (the “Lender”), the Principal Sum of FOUR HUNDRED THOUSAND DOLLARS and 00/100 ($400,000.00) (the “Principal Amount”) together with interest thereon pursuant to that certain Stock Purchase Agreement of even date herewith (the “Agreement”) and according to the following terms and conditions. Unless otherwise defined herein, capitalized terms used in this Note shall have the meanings and be construed as provided in the Agreement. The Lender and the Borrower are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

1.                  Payment & Maturity. The term of this Note shall be One (1) year and one (1) day from the date hereof (the “Maturity Date”) and shall be repaid in four (4) equal quarterly payments of principal and interest, with the first payment due and payable ninety

(90) days from the Closing Date with each of the three subsequent payments becoming due 90 days after the last.

2.                  Interest. The Note shall bear interest on the outstanding Principal Amount at a rate of zero percent (0%), per annum (“Interest”).

3.                  Prepayment. The Borrower may prepay the Loan, in whole or in part at any time without penalty, reducing the subsequent quarterly payment amount first and then any subsequent quarterly payment amounts in turn.

4.                  Default. The failure of the Borrower to pay the Principal Amount on the Maturity Date shall constitute a default under this Note. Upon the occurrence of a Default, the Lender shall be entitled to all remedies at law, but will defer to the terms agreed under Section III of the Asset Purchase Agreement between the parties executed simultaneously with this note.

5.                  Waiver. Except as otherwise set forth herein or in the terms agreed under Section III of the Asset Purchase Agreement between the parties executed simultaneously with this note, the Borrower waives presentment for payment, demand, notice of nonpayment, notice of protest, and protest of this Note.

6.                  Invalidity. If any term or provision of this Note is at anytime held to be invalid by any court of competent jurisdiction, such invalidity shall not affect the remaining terms and provisions of this Note, which shall continue in full force and effect.

7.                  Choice of Law. This Note shall be governed and construed in accordance with the laws of Colorado. It shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns.

8.                  Assignment. Borrower shall not assign any of its obligations under this Note. Lender may assign its rights under this Note upon notice to Borrower at the address set forth above and Borrower’s obligations hereunder shall inure to the benefit of Lender’s successors and assigns. Lender may, with the written agreement of the borrower, assign the note to any third party.

9.                Copy of this Note. Borrower acknowledges receipt of a copy of this Note.

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10.              Cross Reference. This Note is an exhibit to the Asset Purchase Agreement and as such is intended to be read together as if they were one document. In the event of any conflicting statements and clauses between this note and the Asset Purchase Agreement, the Asset Purchase Agreement shall take precedence.

11.              Costs of Collection. The Borrower agrees to pay all reasonable costs and expenses incurred or payable by the Lender in connection with the enforcement of each provision of, and the collection of all amounts payable under this Note, including court costs and reasonable attorneys’ fees whether in anticipation of or prior to or after the institution of legal proceedings, or whether before, during or after trial, or on appeal.

12.              Change. This Note cannot be changed except in writing signed by the Borrower and the Lender, except that Lender may grant extensions in the time of payment of and reduction in the rate of interest on the monies due and owed under this Note.

13.	Signature. The Borrower agrees to the terms of this Note by signing below.

Date: September 1, 2021

WITNESS:	BORROWER:

GENTECH HOLDINGS, INC
11427 West I-70 Frontage Road North, Wheat Ridge, Colorado 80033. a Colorado corporation

________________________________	By: /s/ David Lovatt
Name: David Lovatt
Title: CEO

________________________________	By: /s/ Leonard K. Armenta Jr.
Name: Leonard K. Armenta Jr.
Title: PRESIDENT

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